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                                                Exhibit 23

                    INDEPENDENT AUDITORS' CONSENT


     We consent to the use in this Registration Statement of Sun Life Assurance Company of Canada (U.S.) on Form S-2 of our report dated February 5, 1999 accompanying the statutory financial statements of Sun Life Assurance Company of Canada (U.S.) appearing in the Prospectus, which is part of such Registration Statement, and to the incorporation by reference of our report dated February 5, 1999 appearing in the Annual Report on Form 10-K of Sun Life Assurance Company of Canada (U.S.) for the year ended December 31, 1998.

We also consent to the references to us under the heading "Accountants" in such Prospectus.

DELOITTE & TOUCHE LLP
Boston, Massachusetts


April 23, 1999